Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVAGO TECHNOLOGIES LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Singapore	98-0682363
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 Yishun Avenue 7

Singapore 768923

(65) 6755-7888

(Address, including zip code of registrant’s principal executive offices)

Emulex Corporation 2005 Equity Incentive Plan

(Full Title of the Plan)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

Tel: (800) 222-2122

(Name and address of agent for service, including telephone number of agent for service)

Copy To:

Anthony J. Richmond Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Patricia H. McCall Rebecca Boyden c/o Avago Technologies U.S. Inc. 1320 Ridder Park Drive San Jose, California, 95131 (408) 435-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, No Par Value, to be issued under the Emulex Corporation 2005 Equity Incentive Plan (the “Emulex 2005 EIP”)	235,148 (2)	$116.14 (3)	$25,761,242.97	$2,993.46

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares, no par value (“Ordinary Shares”), of the Registrant in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Ordinary Shares of the Registrant.
(2)	Represents 47,293 Ordinary Shares of the Registrant issuable pursuant to outstanding options and 187,855 Ordinary Shares of the Registrant issuable pursuant to outstanding restricted share units under the Emulex 2005 EIP.
(3)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purposes of calculating the registration fee. With respect to the Ordinary Shares issuable pursuant to outstanding options previously granted under the Emulex 2005 EIP, pursuant to Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the weighted average per share exercise price of $83.39. With respect to the Ordinary Shares issuable pursuant to outstanding restricted share units under the Emulex 2005 EIP, pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of Ordinary Shares as reported on The Nasdaq Global Select Market on April 29, 2015 of $116.14.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the Emulex 2005 EIP are exercised and/or vest.

EXPLANATORY NOTE

On February 25, 2015, Emulex Corporation (“Emulex”), Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (“Parent”) and Emerald Merger Sub, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), Merger Sub will be merged with and into Emulex (the “Merger”), with Emulex continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Parent. Pursuant to and subject to the terms of the Merger Agreement, at the Effective Time, among other things, Avago Technologies Limited (the “Registrant”) will assume certain options to purchase Emulex common stock and restricted stock units of Emulex, which were granted under the Emulex 2005 EIP, and such options and restricted stock units will be converted into options and restricted share units that will become exercisable or settled in the Registrant’s Ordinary Shares, subject to the terms and conditions of the Emulex 2005 EIP and the underlying award agreements. The options assumed, and deemed to be granted, by the Registrant will be exercisable for up to an aggregate of 47,293 of the Registrant’s Ordinary Shares and the restricted share units assumed by, and deemed to be granted by, the Registrant will be settled in up to an aggregate of 187,855 of the Registrant’s Ordinary Shares. The Registrant is filing this Registration Statement to register such shares under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Avago Technologies Limited is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 2, 2014, filed by the Registrant with the SEC on December 29, 2014.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter period ended February 1, 2015, filed on March 11, 2015.

(c)	The current reports on Form 8-K filed by the Registrant with the SEC on November 18, 2014, December 10, 2014, February 25, 2015, February 26, 2015, March 5, 2015 and April 9, 2015.

(d)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-34428), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 3, 2009.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the Ordinary Shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K that is deemed to be furnished and not filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the Registrant, article 96 of the Registrant’s articles of association provides that, subject to the Singapore Companies Act, every director, managing director, secretary or other officer of the Registrant and its subsidiaries and affiliates shall be indemnified by the Registrant against any liability incurred by him in defending any proceedings, civil or criminal, in which judgment is given in his favor; or in which he is acquitted; or in connection with any application under the Singapore Companies Act in which relief is granted to him by the Court.

In addition, no director, managing director, secretary or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by the Registrant, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Registrant or for the insufficiency or deficiency of any security upon which any of the moneys of the Registrant are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, default, breach of duty or breach of trust.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its directors or officers against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the Registrant. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.

The Registrant has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the Registrant’s officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. The Registrant has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Index to Exhibits herein.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 5th day of May 2015.

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Hock E. Tan
Hock E. Tan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hock E. Tan, Anthony E. Maslowski and Patricia H. McCall, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hock E. Tan Hock E. Tan	President and Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2015

/s/ Anthony E. Maslowski Anthony E. Maslowski	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 5, 2015

/s/ James V. Diller James V. Diller	Chairman of the Board of Directors	May 5, 2015

/s/ John T. Dickson John T. Dickson	Director	May 5, 2015

/s/ Lewis C. Eggebrecht Lewis C. Eggebrecht	Director	May 5, 2015

/s/ Bruno Guilmart Bruno Guilmart	Director	May 5, 2015

/s/ Kenneth Y. Hao Kenneth Y. Hao	Director	May 5, 2015

/s/ Justine F. Lien Justine F. Lien	Director	May 5, 2015

/s/ Donald Macleod Donald Macleod	Director	May 5, 2015

/s/ Peter J. Marks Peter J. Marks	Director	May 5, 2015

/s/ Anthony E. Maslowski Anthony E. Maslowski	Authorized Representative in the United States	May 5, 2015

INDEX TO EXHIBITS

EXHIBIT

4.1	Emulex Corporation 2005 Equity Incentive Plan, as amended.

5.1	Opinion of Allen & Gledhill LLP.

23.1	Consent of Allen & Gledhill LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page to this registration statement).